EXHIBIT 10.1

Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into as of August 8, 2014 (the “Effective Date”), by and between j2 Global, Inc., a Delaware corporation (“j2”), and Michael P. Schulhof, an individual (“Consultant”).

The parties agree as follows:

1.           Subject to the terms and conditions set forth in this Agreement, j2 hereby retains Consultant as an independent contractor in a consulting capacity, and Consultant agrees to perform consulting services for j2 as described in this Agreement. The relationship between j2 and Consultant created by this Agreement is hereinafter referred to as the “Consultancy.”

2.           Consultant’s duties hereunder shall consist of performing such services as requested from time-to-time by the Chairman of the Board of j2.  In performing these duties, Consultant shall consistently and at all times diligently and conscientiously use Consultant’s best efforts to further the interests of j2 and its affiliates.  It is understood and agreed between the parties hereto that Consultant’s services hereunder are as an independent contractor and not as an employee of j2 or its affiliates.

3.           In consideration of the complete and faithful performance of Consultant’s duties pursuant to this Agreement, and as Consultant’s sole consideration hereunder, the Consultant shall be entitled to payment of $100,000.00 per annum, payable monthly in advance in equal installments of $8,333.33 each.  Consultant expressly acknowledges and agrees that the consideration described in this Section is the entirety of the consideration, pay, fees, benefits, or other things of value of any kind to be provided by j2 or its affiliates to Consultant for Consultant’s services pursuant to this Agreement.

4.           The Consultancy, this Agreement and j2’s obligation to provide the consideration described in Section 3 of this Agreement shall begin on the Effective Date and continue for a period of two years thereafter unless earlier terminated upon the occurrence of any one or more of the following:

(a)           j2’s and Consultant’s entry into and execution of a written agreement to such termination; or

(b)      Any breach by Consultant of any provision of this Agreement, including without limitation any failure by the Consultant to observe and to fully and faithfully perform each and all of Consultant’s duties, responsibilities, and obligations pursuant to this Agreement.

5.           Consultant acknowledges that j2 has trade secrets, proprietary and confidential information (“Information”) which is vital to the success of its business and requires protection against unauthorized use and disclosure.  Consultant understands that from time to time Consultant will have access to such Information, which j2 will disclose to Consultant solely to permit him to perform Consultant’s duties and solely pursuant to Consultant’s agreement hereunder.  Such Information shall include, but shall not be limited to, j2’s customers, customer support materials, prospects, strategic and marketing plans, financial information, designs, specifications, processes, methods, network infrastructure, software, diagnostics, products and research.  At all times hereafter, both during and after the term of this Agreement and whether or not this Agreement is terminated for cause, Consultant shall treat as confidential all Information, in any media or form, which may be disclosed to Consultant or which Consultant may acquire as a result of or through Consultant’s work for j2 (unless the same has clearly come into the public domain).  Further, at all times hereafter, both during and after the term of this Agreement and whether or not this Agreement is terminated for cause, Consultant shall keep the Information secret, neither directly or indirectly using, divulging or furnishing it nor making it available either to or for the benefit of any person or entity, including Consultant (other than to or for j2 exclusively) unless on a “need to know” basis in the course of work for j2 and then only in such manner as to preserve such secrecy.  At all times hereafter, both during and after the term of this Agreement and whether or not this Agreement is terminated for cause, Consultant shall promptly advise the General Counsel or Vice President of Human Resources of j2 (each, an “Authorized Executive”) in writing of any knowledge, personal or otherwise, which Consultant may have of any unauthorized release or use of such Information.  Further, Consultant shall return any Information in Consultant’s possession to an Authorized Executive in the same form as received by Consultant, when and as requested by such Authorized Executive and, in any event, upon the termination of this Agreement, whether or not terminated this Agreement is terminated for cause.  Consultant shall not make any copy of the Information except with the prior written approval of an Authorized Executive.

6.           (a)             Consultant agrees that all interests in any inventions, discoveries, improvements, developments, tools, machines, apparatus, appliances, designs, promotional ideas, practices, processes, formulae, methods, techniques, trade secrets, products and research related to the products or the business of j2 (“New Developments”) made, discovered, developed, or secured by Consultant during the course of Consultant’s performance of this Agreement shall be the exclusive property of j2 and shall be deemed to be “works for hire”.  The foregoing covenant will apply whether any of such New Developments are made, discovered, developed or secured (i) solely or jointly with others, (ii) during the usual hours of work or otherwise, (iii) at the request or upon the suggestion of j2 or otherwise, or (iv) with j2’s materials, tools or instruments or on j2’s premises or otherwise.

(b)           At the request and expense of j2, from time to time during the term of this Agreement and the one-year period immediately following the termination hereof, Consultant will make such applications in due form for letters patent, copyrights or trademarks, domestic and foreign, as j2 may reasonably request with respect to any New Developments and will assign to j2 or persons or entities designated by j2 all of Consultant’s right, title and interest in and to such letters patent, copyrights and trademarks and the applications therefore.  At any time during the term of this Agreement and the one-year period immediately following the termination hereof, Consultant will execute any and all instruments and documents and take such further reasonable acts, at the expense of j2, which j2 may deem necessary or desirable in connection with such applications for letters patent, copyrights or trademarks or in order to establish, evidence or perfect in j2 or persons designated by j2 the entire right, title and interest in and to such letters patent, copyrights or trademarks and all other New Developments.

(c)           Consultant further agrees that j2 shall be the sole and exclusive owner, throughout the universe in perpetuity, of all the results and proceeds of any services performed by Consultant during the course of Consultant’s performance of this Agreement, all of which shall be deemed work made for hire for j2 within the meaning of the copyright laws of the United States.

7.           During the course of Consultant’s performance of this Agreement, Consultant may have access to j2’s computers and/or other electronic communications systems, including but not limited to voicemail, email, client databases, and Internet and Intranet systems.  Consultant acknowledges and agrees that such systems are strictly for business use related to j2’s business, and shall not be used by Consultant for personal use. Consultant further acknowledges and agrees that, when using j2’s systems, from any location, Consultant has no expectation of privacy as between Consultant and j2, and all communications made with or on j2’s systems or equipment are subject to j2’s surveillance, use and disclosure, in j2’s sole discretion. Consultant also acknowledges and agrees that j2 uses video surveillance (without audio) in its offices (public areas only), and that Consultant’s activities may therefore be subject to video surveillance as well, which video is also subject to j2’s use and disclosure in j2’s sole discretion.

8.           In the event of any violation or threatened violation of this Agreement, j2 shall be entitled to injunctive and other equitable relief on the grounds that such conduct, if not restrained and/or other equitable relief not granted, would result in irreparable and serious harm for which damages would be an inadequate remedy.  In the event a party files suit to enforce its rights or protect its interests hereunder, the prevailing party in such action shall be entitled to reimbursement of reasonable attorneys’ fees and costs or expenses relating to the suit.  During the term of this Agreement, j2 will continue to indemnify, defend and hold harmless Consultant to the same extent that j2 has agreed to indemnify, defend and hold harmless Consultant in his former capacity as a member of the Board of Directors of j2.

9.           THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES THEREOF.  BOTH PARTIES SUBMIT TO PERSONAL JURISDICTION IN CALIFORNIA AND FURTHER AGREE THAT ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN A COURT IN LOS ANGELES COUNTY, CALIFORNIA.

10.           If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be struck and the remaining provisions shall be enforced. Either party’s failure to act with respect to a breach by the other party does not waive such party’s right to act with respect to that or subsequent or similar breaches. Consultant may not assign or transfer this Agreement or any rights or obligations hereunder, and any attempt to the contrary is void. This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof, and may be amended only by a writing signed by both parties.  Any rule of construction to the effect that ambiguities are resolved against the drafting party shall not apply to the interpretation and construction of this Agreement.  This Agreement may be executed by the parties in two counterparts, both of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, j2 and Consultant have executed this Agreement on the dates below written.

Dated: August 8, 2014		Dated: August 8, 2014

j2 Global, Inc.

By:	/s/ Jeffrey D. Adelman	By:	/s/ Michael P. Schulhof
	Name: Jeffrey D. Adelman		Michael P. Schulhof
Title: General Counsel